Exhibit 99.1

  Aaron Rents, Inc. Reports Record Revenues and Earnings for Fourth Quarter
                                   and Year

    ATLANTA, Feb. 24 /PRNewswire-FirstCall/ -- Aaron Rents, Inc. (NYSE: RNT), the nation's leader in the rental, sales and lease ownership, and specialty retailing of residential and office furniture, consumer electronics and home appliances and accessories, today announced record revenues and earnings for the fourth quarter and the year 2003.

    For the three months ended December 31, revenues increased 20% to $209.4 million compared to $175.0 million for the fourth quarter of last year. Net earnings increased to $10.3 million versus $8.1 million a year ago. Diluted earnings per share were $.31 compared to $.25 per share last year.

    For the year, revenues advanced 20% to $766.8 million compared to
$640.7 million for the same period of 2002, and net earnings were up 33% for the year to $36.4 million versus $27.4 million a year ago. Diluted earnings
per share were $1.10 for 2003 compared to $.86 per share last year.   Non-GAAP
systemwide revenues for the Company, which includes gross revenues of franchised stores, advanced 18% to $1.0 billion for the year. A table reconciling Company revenues to systemwide revenues is presented below.

    "We are quite pleased that, as expected, our systemwide revenues exceeded the $1 billion milestone in 2003 and that Company revenues and earnings for both the fourth quarter and year were record performances," said R. Charles Loudermilk, Sr., Chairman and Chief Executive Officer of Aaron Rents, Inc. "In 2004 we will continue to expand the Company's store base, opening both Company-operated and franchised Aaron's Sales & Lease Ownership stores, and supplementing that growth with selective acquisitions. With our proven Aaron's Sales & Lease Ownership business model, strong customer demand and increasing market potential, we feel future growth prospects for the Company are excellent."

    The Company's Aaron's Sales & Lease Ownership division increased revenues for the quarter 24% to $183.0 million. Non-GAAP systemwide revenues for the Aaron's Sales & Lease Ownership division rose 21% to $250.1 million compared to $207.2 million for the fourth quarter a year ago. For the year, Aaron's Sales & Lease Ownership revenues increased 26% to $656.5 million versus
$519.0 million last year, and systemwide revenues in the division advanced 23% to $923.0 million compared to $753.0 million for 2002. The division's same store revenues from Company-operated stores open in comparable periods (excluding Sight & Sound stores) grew 10.6% in the fourth quarter.

    The Company's Sight & Sound stores, acquired in 2002, negatively affected earnings in the fourth quarter by approximately $.02 per diluted share and $.12 per diluted share for the year. The 11 Sight & Sound stores now open are not expected to be significantly dilutive to earnings in 2004.

    During the fourth quarter, the Aaron's Sales & Lease Ownership division increased its store count by 62 stores, 18 Company-operated stores and 44
franchised stores.   Also, during the fourth quarter the Company awarded area
development agreements to various independent operators to open 86 new Aaron's Sales & Lease Ownership franchise stores. For 2003 as a whole the Company awarded area development agreements for the opening of 112 more franchise stores. At the end of December there were 241 franchise stores awarded that are expected to open over the next several years.

    At December 31, 2003 the Aaron's Sales & Lease Ownership division had 500 Company-operated and 287 franchise stores open. In addition, the Company had 60 rent-to-rent stores in operation.

    "Our 2004 guidance remains unchanged at this time. We plan to add approximately 140 new stores in 2004, a combination of Company-operated and franchised stores, and will also continue to look for acquisition opportunities. For the first quarter of 2004 we expect revenues to be over $220 million and diluted earnings per share in the range of $.32 to $.34 per share," Mr. Loudermilk continued. "We expect Company revenues to exceed
$900 million (excluding revenues of franchisees) for the full year of 2004 with diluted earnings per share in the range of $1.37 to $1.42, which includes an anticipated $.10 per diluted share gain on the sale of the Company's 8% interest in Rainbow Rentals Inc." Rent-A-Center Inc. has recently announced it has reached an agreement to acquire Rainbow Rentals with closing anticipated in the second quarter of 2004.

    Aaron Rents will hold a conference call to discuss its quarterly and full year financial results on Wednesday, February 25, 2004, at 10:30 am Eastern Time. The public is invited to listen to the call by webcast accessible through our website, www.aaronrents.com , in the "Investor Relations" section. The webcast will be archived for playback at that same site.

    Aaron Rents, Inc., based in Atlanta, currently has over 860 Company-operated and franchised stores in the United States, Puerto Rico, and Canada for the rental and sale of residential and office furniture, accessories, consumer electronics and household appliances. The Company also manufactures furniture, bedding and accessories at 10 facilities in four states.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under "Certain Factors Affecting Forward Looking Statements" in the Company's Annual Report on Form 10-K for fiscal 2002, which discussion is incorporated herein by this reference. Statements in this release that are "forward-looking" include without limitation Aaron Rents' projected revenues and store openings for 2004.


                      Aaron Rents, Inc. and Subsidiaries
                     Consolidated Statements of Earnings
                   (In thousands, except per share amounts)

                                  Three Months Ended      Twelve Months Ended
                                     December 31,             December 31,
                                  2003          2002      2003          2002
                                     (Unaudited)             (Unaudited)

    Revenues:
      Rentals and Fees          $149,912      $117,665  $553,773      $459,179
      Retail Sales                14,468        23,910    68,786        72,698
      Non-Retail Sales            38,429        27,900   120,355        88,969
      Other                        6,581         5,550    23,883        19,842
        Total                    209,390       175,025   766,797       640,688

     Costs and Expenses:
      Retail Cost of Sales        10,767        18,011    50,913        53,856
      Non-Retail Cost of Sales    35,664        25,855   111,714        82,407
      Operating Expenses          92,277        75,374   344,884       293,346
      Depreciation of Rental
       Merchandise                53,125        41,530   195,661       162,660
      Interest                     1,260         1,395     5,782         4,767
        Total                    193,093       162,165   708,954       597,036

    Earnings Before Taxes         16,297        12,860    57,843        43,652

    Income Taxes                   6,031         4,758    21,417        16,212

    Net Earnings                 $10,266        $8,102   $36,426       $27,440

    Earnings Per Share              $.31          $.25     $1.12          $.87

    Earnings Per Share
     Assuming Dilution              $.31          $.25     $1.10          $.86

    Weighted Average
     Shares Outstanding           32,760        32,528    32,643        31,364

    Weighted Average
     Shares Outstanding
     Assuming Dilution            33,406        33,000    33,189        31,850


                         Selected Balance Sheet Data
                                (In Thousands)
                                 (Unaudited)

                                         December 31,   December 31,
                                             2003          2002

    Cash                                      $95           $96
    Accounts Receivable                     30,878       26,973
    Rental Merchandise, Net                343,013      317,287
    Property, Plant and
     Equipment, Net                         99,584       87,094
    Total Assets                           555,292      483,648

    Bank Debt                               13,870        7,325
    Senior Notes                            50,000       50,000
    Total Liabilities                      235,106      203,103
    Shareholders' Equity                  $320,186     $280,545


        Reconciliation of Company Revenues to Systemwide Revenues (1)
                                (In Thousands)
                                 (Unaudited)

                                  Three Months Ended      Twelve Months Ended
                                     December 31,             December 31,
                                  2003         2002       2003          2002
    Total Company Revenues      $209,390     $175,025   $766,797      $640,688

    Royalty Revenues              (3,503)      (3,151)   (13,999)      (12,317)

    Franchisees' Revenues         70,632       63,018    280,552       246,338

      Systemwide Revenues       $276,519     $234,892 $1,033,350      $874,709

    Sales & Lease Ownership:

    Revenues                    $183,012     $147,321   $656,450      $518,994

    Royalty Revenues              (3,503)      (3,151)   (13,999)      (12,317)

    Franchisees' Revenues         70,632       63,018    280,552       246,338

      Systemwide Revenues       $250,141      207,188   $923,003      $753,015

    (1) Non-GAAP systemwide revenues are calculated by adding GAAP revenues to the revenues of the Company's franchisees and subtracting the Company's royalty revenues. Franchisee revenues, however, are not revenues of Aaron Rents, Inc.

SOURCE  Aaron Rents, Inc.
    -0-                             02/24/2004
    /CONTACT: Gilbert L. Danielson, Executive Vice President, Chief Financial Officer of Aaron Rents, Inc., +1-404-231-0011/
    /Web site:  http://www.aaronrents.com /
    (RNT)

CO:  Aaron Rents, Inc.
ST:  Georgia
IN:  REA OFP
SU:  ERN ERP CCA MAV